Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-132370 and 333-132370-01

		CALCULATION OF REGISTRATION FEE

Class of securities offered			Medium-Term Senior Notes, Series D
Aggregate offering price			$1,315,000,000
Amount of registration fee			$51,679.50(1)

(1) The filing fee of $51,679.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $70,548.59 remaining of the filing fees previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.,on October 8,2004 is being carried forward, of which $51,679.50 is offset against the registration fee due for this offering and of which $18,869.09 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.



Pricing Supplement No. MTNDD257 - Dated April 8, 2008


(To Prospectus Supplement Dated April 13, 2006 and
Prospectus Dated March 10, 2006)
	Citigroup Funding Inc.
	Medium-Term Senior Notes, Series D
	Payments Due from Citigroup Funding Inc.
	Fully and Unconditionally Guaranteed by Citigroup Inc.

			CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 1,315,000,000.00
Issue Price:					100%
Proceeds to Company on original issuance:	$ 1,313,948,000.00
Commission:					$ 1,052,000
Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 		$ 1,308,425,000
	Blaylock Robert Van, LLC: 		$ 3,287,500
	Loop Capital Markets, LLC:   		$ 3,287,500



Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal
       |x| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 			Global
Original Issue Date:			April 10, 2008
Stated Maturity:			May 8, 2009
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:		Minimum USD 1,000 and minimum
(If other than as set forth 		increments of USD 1,000 thereafter
in the Prospectus Supplement)

Interest Payment Dates: 		The 8th of every February/May/August/
					November (provided such dates are
					Business Days in New York).
					2 business day rate cutoff

First Interest Payment Date: 		May 8, 2008
Accrue to Pay:  			Yes
Indexed Principal Note:
Type of Interest on Note:		Floating Rate
Interest Rate (Fixed Rate Notes): 	N/A
Base Rate (Floating Rate Notes): 	Prime Rate
Calculation Agent:  			Citibank
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:  			Daily
Rate Determination Dates: 		Same Day, no lookback
(If other than as set forth 		(provided such dates are Business Days
in the Prospectus Supplement)		in New York) with 2 Business Day rate cutoff


Index:	   				Prime Rate
Spread: 				minus 180 basis points

Computation of Interest:
(If other than as set forth
in the Prospectus Supplement)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:
Maximum Interest Rate:
Minimum Interest Rate:

Calculation Agent:  			Citibank, N.A.
Amortizing Note:   			No
Renewable Note: 			No
Optional Extension of Maturity: 	No

Optional Redemption:   		No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment: 		No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   			No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

Cusip:  				1730T0FN4